Explanation of Responses:

(1)     For Hollinger Inc. ("HI"): 25,971,538 shares of Class A Common Stock
        ("Class A Common Shares") directly by HI and indirectly via its wholly owned subsidiary 504468 N.B. Inc.

        For The Ravelston Corporation Limited ("Ravelston"): 25,971,538 Class A
Common Shares indirectly via its control over HI.

        For Conrad M. Black ("Lord Black"): 145,600 Class A Common Shares
directly, 25,971,538 Class A Common Shares indirectly via his control over
Raveslton which controls HI, 9,600 Class A Common Shares indirectly via his control over Conrad Black Capital Corporation, 50 Class A Common Shares
indirectly via his son and 500 Class A Common Shares indirectly via his spouse,
Lady Black. Lord Black disclaims beneficial ownership of his son's and spouse's securities.

        For Barbara Amiel Black ("Lady Black"): 500 Class A Common Shares
directly, 25,971,538 Class A Common Shares indirectly via her spouse's control over Ravelston which controls HI, 9,600 Class A Common Shares indirectly via her spouse's control over Conrad Black Capital Corporation, 50 Class A Common Shares
indirectly via her spouse's son and 145,600 Class A Common Shares indirectly via her spouse. Lady Black disclaims beneficial ownership of all securities held directly or indirectly by her spouse and spouse's son.

(2)     For HI: Directly.

        For Ravelston: Indirectly, via its control of HI.

        For Lord Black: Directly and indirectly, via his control of Ravelston, which controls HI.

        For Lady Black: Directly and indirectly, via her spouse, Lord Black, and his control of Ravelston, which controls HI.